Exhibit 99.1

Cell Therapeutics, Inc. Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

CTI Provides Update on FDA Advisory Committee Meeting on Pixantrone for the Treatment of Relapsed or Refractory Aggressive Non-Hodgkin’s Lymphoma

Gaithersburg, Md., March 22, 2010 — Cell Therapeutics, Inc. (“CTI”) (Nasdaq and MTA: CTIC) announced today that the U.S. Food and Drug Administration’s (the “FDA”) Oncologic Drugs Advisory Committee (“ODAC”) panel voted unanimously that clinical trial data was not adequate to support approval of pixantrone for patients with relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”). Currently, there are no approved drugs for patients with relapsed or refractory aggressive NHL that have received two or more prior therapies. Pixantrone would be the first drug approved by the FDA for this indication. The FDA is not bound by the recommendations of its advisory committee and the agency is expected to make a decision whether to approve pixantrone for this use by April 23, 2010.

“We continue to believe that pixantrone should be considered as a treatment option for patients with relapsed/refractory aggressive NHL. There is a significant medical need to bring safe and effective therapies to this very sick patient population,” said James A. Bianco, M.D., CEO of CTI. “We are committed to working closely with the FDA to address the committee’s comments as quickly as we can.”

About Pixantrone

Pixantrone (BBR 2778), is a novel topoisomerase II inhibitor with an aza-anthracenedione molecular structure that differentiates it from the anthracyclines and other related chemotherapy agents. Anthracyclines are the cornerstone therapeutic for the treatment of lymphoma, leukemia, and breast cancer. Although they are sufficiently effective to be used as first-line (initial) treatment, they cause cumulative heart damage that may result in congestive heart failure many years later. As a result, there is a lifetime limit of anthracycline doses and most patients who previously have been treated with an anthracycline are not able to receive further anthracycline treatment if their disease returns. It also can be administered through a peripheral vein rather than a central implanted catheter as required for other drugs in this class.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in

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particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory, aggressive NHL as determined by the FDA, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact: Dan Eramian T: 206.272.4343 C: 206.854.1200 F: 206.272.4434 E: deramian@ctiseattle.com www.celltherapeutics.com/press_room	Investors Contact: Ed Bell T: 206.272.4345 Lindsey Jesch Logan T: 206.272.4347 F: 206.272.4434 E: invest@ctiseattle.com www.celltherapeutics.com/investors

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